Exhibit 3.1

AMENDMENT TO
MYERS INDUSTRIES INC. AMENDED AND RESTATED CODE OF REGULATIONS

Effective December 18, 2009, the following provisions are hereby inserted into the Amended and Restated Code of Regulations of Myers Industries, Inc. at the end of Article I as new Section 11 and new Section 12:

Section 11. Advance Notice of Shareholder Proposals

(a) Subject to the rights of the holders of any class or series of preferred stock of the Company, only proposals properly brought before the meeting in accordance with the following procedures shall be considered or acted upon at any Annual Meeting of the Shareholders of the Company. A proposal for consideration by the Shareholders of the Company at an Annual Meeting may be made only by the Board of Directors (or a committee of the Board of Directors delegated such authority) or a Shareholder of the Company that complies with the procedures and requirements set forth in this Section 11. In addition, a proposal for consideration by the Shareholders of the Company will only be considered or acted upon at an Annual Meeting if the proposal is otherwise proper for consideration under applicable law, the Amended and Restated Articles of Incorporation of the Company, and these Regulations. The procedures and requirements with respect to a proposal to nominate a candidate for election as a Director of the Company shall be governed by the provisions of Section 12 and not this Section 11. The provisions of this Section 11 shall apply to all proposals for consideration by the Shareholders of the Company that are not made by or through the Board of Directors (or an authorized committee thereof) regardless of whether the person submitting such proposal is seeking to have the proposal included in the Company’s proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or whether such person intends to prepare and mail to the Shareholders of the Company its own proxy statement soliciting approval of such proposal.

(b) A Shareholder may submit a proposal for consideration by the Shareholders of the Company at an Annual Meeting only if written notice of such intention is received by the Corporate Secretary of the Company, either by personal delivery or by United States mail, postage prepaid, at the Company’s principal executive offices not less than sixty (60) days nor more than ninety (90) days prior to the date of such Annual Meeting. In the event that the date of the meeting is not publicly disclosed at least seventy (70) days prior to the date of the meeting, the written notice of such Shareholder’s intent to make a proposal must be received by the Corporate Secretary not later than the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to the Shareholders. For purposes of this Section 11, notice of the date of a meeting shall be deemed to be first given to the Shareholders when disclosure of such date is first made in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

(c) The notice to be provided by a Shareholder pursuant to this Section 11 must contain the following undertakings and information regarding such Shareholder and the proposal. The Shareholder submitting such notice is referred to as the “Proponent”.

(i) the name and address of the Proponent;

(ii) a representation that the Proponent is a holder of record or beneficial owner of shares of the Company entitled to vote at the meeting and intends to appear in person at the meeting to propose such matter;

(iii) a description of any agreement, arrangement or understanding with respect to such proposal between or among the Proponent and any of its affiliates or associates, and any other persons acting in concert with any of the foregoing (including the names of all such persons);

(iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, the Proponent of any of its affiliates or associates as of the date of the Proponent’s notice delivered in accordance with this Section 11, the effect or intent of which is to mitigate loss to, manage the risk or benefit of share price changes for, or increase or decrease the voting power of the Proponent or any of its affiliates or associates with respect to shares of the Company (including the names of all persons involved in any such agreement, arrangement or understanding);

(v) as of the date of the Proponent’s notice delivered in accordance with this Section 11, the class and number of shares of the Company that are owned both beneficially and of record (segregated by beneficial ownership, record ownership and owner) by the Proponent or by any person identified pursuant to or that is related to the matters described in clauses (iii) and (iv) above (including the name of the record holder of any such shares beneficially owned);

(vi) a representation that, not later than ten (10) days following the later of the record date or the date notice of the record date is first publicly disclosed by the Company, the Proponent will provide the Company with written notice of any change as of the record date for the meeting with respect to the information disclosed in response to clauses (iii), (iv) and (v) above;

(vii) a representation as to whether the Proponent intends to deliver a proxy statement and/or form of proxy to holders of the Company’s outstanding shares and/or otherwise to solicit proxies from Shareholders of the Company in support of the proposal;

(viii) such other information concerning the Proponent and each person identified pursuant to or that is related to the matters described in clauses (iii) and (iv) above as would be required to be disclosed in a proxy statement soliciting proxies for the approval of such proposal, or that is otherwise required to be disclosed, under the rules of the Securities and Exchange Commission;

(ix) the text of the proposal desired to be brought before the meeting, including any resolution intended to be voted upon by the Shareholders at the meeting;

(x) in the event the proposal relates to an amendment to the Company’s Articles of Incorporation or these Regulations, the text of such amendment;

(xi) a brief description of the proposal and the reasons for presenting the proposal at the meeting; and

(xii) any material interest of the Proponent in the proposal, including any anticipated benefit to the Proponent, any of its affiliates or associates or any person identified pursuant to or that is related to the matters described in clauses (iii) and (iv) above.

Section 12. Advance Notice of Director Nomination

(a) Subject to the rights of the holders of any class or series of preferred stock of the Company, only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors of the Company. Nominations for the election of Directors may be made only by the Board of Directors (or a committee of the Board of Directors delegated such authority) or a Shareholder of the Company that complies with the procedures and requirements set forth in this Section 12. The procedures and requirements with respect to a proposal other than to nominate a candidate for election as a Director of the Company shall be governed by the provisions of Section 11 and not this Section 12. The provisions of this Section 12 shall apply to all nominations of a candidate for election as a Director of the Company that are not made by or through the Board of Directors (or an authorized committee thereof) regardless of whether the person submitting such nomination intends to prepare and mail to the Shareholders of the Company its own proxy statement soliciting support for such nominee.

(b) A Shareholder may nominate a candidate for election as a Director of the Company only if written notice of such intention is received by the Corporate Secretary of the Company, either by personal delivery or by United States mail, postage prepaid, at the Company’s principal executive offices not less than sixty (60) days nor more than ninety (90) days prior to the date of such Annual Meeting or Special Meeting. In the event that the date of the meeting is not publicly disclosed at least seventy (70) days prior to the date of the meeting, written notice of such Shareholder’s intent to nominate a candidate must be received by the Corporate Secretary not later than the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to the Shareholders. For purposes of this Section 12, notice of the date of a meeting shall be deemed to be first given to the Shareholders when disclosure of such date is first made in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

(c) The notice to be provided by a Shareholder pursuant to this Section 12 must contain the following undertakings and information regarding such Shareholder and each such proposed nominee. The Shareholder submitting such notice is referred to as the “Proponent”.

(i) the name and address of the Proponent;

(ii) a representation that the Proponent is a holder of record or beneficial owner of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the candidate specified in such notice;

(iii) a description of any agreement, arrangement or understanding with respect to such nomination between or among the Proponent and any of its affiliates or associates, and any other persons acting in concert with any of the foregoing (including the names of all such persons);

(iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, the Proponent of any of its affiliates or associates as of the date of the Proponent’s notice delivered in accordance with this Section 12, the effect or intent of which is to mitigate loss to, manage the risk or benefit of share price changes for, or increase or decrease the voting power of the Proponent or any of its affiliates or associates with respect to shares of the Company (including the names of all persons involved in any such agreement, arrangement or understanding);

(v) as of the date of the Proponent’s notice delivered in accordance with this Section 12, the class and number of shares of the Company that are owned both beneficially and of record (segregated by beneficial ownership, record ownership and owner) by the Proponent or by any person identified pursuant to or that is related to the matters described in clauses (iii) and (iv) above (including the name of the record holder of any such shares beneficially owned);

(vi) a representation that, not later than ten (10) days following the later of the record date or the date notice of the record date is first publicly disclosed by the Company, the Proponent will provide the Company with written notice of any change as of the record date for the meeting with respect to the information disclosed in response to clauses (iii), (iv) and (v) above;

(vii) a representation as to whether the Proponent intends to deliver a proxy statement and/or form of proxy to holders of the Company’s outstanding shares and/or otherwise to solicit proxies from Shareholders of the Company in support of such nomination;

(viii) such other information concerning the Proponent and each person identified pursuant to or that is related to the matters described in clauses (iii) and (iv) above as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee as a director in an election contest (even if an election contest is not anticipated), or that is otherwise required to be disclosed, under the rules of the Securities and Exchange Commission;

(ix) the name, age, business address and residence address of each nominee;

(x) the principal occupation or employment of each nominee;

(xi) the information required by clauses (iii), (iv) and (v) above with respect to each nominee;

(xii) the executed written consent of each nominee consenting to being nominated as a candidate for election as a Director of the Company, consenting to being named in the Company’s proxy statement as a nominee (if determined by the Company to be so qualified), and consenting to serve as a Director of the Company if elected.

(xiii) a completed and signed director questionnaire from each nominee, in the form available by written request to the Company’s Corporate Secretary;

(xiv) such other information concerning each nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of the nominee as a director in an election contest (even if an election contest is not anticipated), or that is otherwise required to be disclosed, under the rules of the United States Securities and Exchange Commission; and

(xv) a representation from each nominee agreeing to furnish to the Company such other information as it may reasonably require to determine the eligibility of the nominee to serve as an independent director of the Company or that could be material to a reasonable Shareholder’s understanding of the independence, or lack thereof, of the nominee.